Exhibit 4.1

Annual Information Form

For the year ended

February 28 2009

DragonWave Inc. - Annual Information Form dated May 7, 2009	AIF

DragonWave Inc. – Annual Information Form

May 7, 2009

TABLE OF CONTENTS

ARTICLE 1 :	CORPORATE STRUCTURE	3

ARTICLE 2 :	GENERAL DEVELOPMENT OF THE BUSINESS	3

ARTICLE 3 :	DESCRIPTION OF THE BUSINESS	7

ARTICLE 4 :	RISK FACTORS	13

ARTICLE 5 :	DIVIDENDS	26

ARTICLE 6 :	DESCRIPTION OF CAPITAL STRUCTURE	26

ARTICLE 7 :	MARKET FOR SECURITIES	26

ARTICLE 8 :	ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER	28

ARTICLE 9 :	DIRECTORS AND OFFICERS	28

ARTICLE 10 :	INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	33

ARTICLE 11 :	LEGAL PROCEEDINGS	34

ARTICLE 12 :	TRANSFER AGENT AND REGISTRAR	34

ARTICLE 13 :	MATERIAL CONTRACTS	34

ARTICLE 14 :	EXPERTS	35

ARTICLE 15 :	AUDIT COMMITTEE	35

ARTICLE 16 :	ADDITIONAL INFORMATION	38

Schedule 15.1 :	AUDIT COMMITTEE CHARTER	1

All information in this Annual Information Form is presented as of February 28, 2009 unless otherwise indicated.  Certain statements included in this Annual Information Form constitute “forward looking” statements, including those identified by the expressions “will”, “continue”, “predict”, “may”, “would”, “could”, “anticipate”, “believe”, “plan”, “estimate”, “expect”, “intend” and similar expressions, to the extent they relate to DragonWave Inc. The forward looking statements are not historical facts but reflect Management’s current expectations regarding future results or events. These forward looking statements are subject to a number of assumptions, risks, uncertainties and other factors that could cause actual results, performance, achievements, industry results or events to differ materially from current expectations, including the matters discussed under “Risk Factors” and in other sections of this Annual Information Form.  These forward looking statements are made as of the date of this Annual Information Form and DragonWave Inc. does not intend, and does not assume any obligation, to update or revise them to reflect new events or circumstances, unless otherwise required by law. Readers are cautioned not to place undue reliance on forward looking statements.

Unless otherwise indicated, all currency amounts referenced in this Annual Information Form are denominated in Canadian dollars.

ARTICLE 1:  CORPORATE STRUCTURE

1.1                               Name, Address and Incorporation

DragonWave Inc. (“DragonWave” or the “Company”) was incorporated on February 24, 2000 by Certificate and Articles of Incorporation issued under the Canada Business Corporations Act (the “CBCA”). DragonWave’s last financial year ended February 28, 2009.  The head office of DragonWave is located at 411 Legget Drive, Suite 600, Ottawa, Ontario, Canada.

1.2                               Intercorporate Relationships

DragonWave has two subsidiaries, DragonWave Corp., a corporation wholly-owned by the Company and incorporated under the laws of Delaware, and 4472314 Canada Inc., a corporation wholly-owned by the Company and incorporated under the CBCA. Unless the context requires otherwise, references in this Annual Information Form to “DragonWave” or “the Company” include DragonWave Corp. and 4472314 Canada Inc.

ARTICLE 2:  GENERAL DEVELOPMENT OF THE BUSINESS

2.1                               Three Year History

Founded in 2000, DragonWave is a leading provider of high-capacity wireless Ethernet equipment used in emerging internet protocol (IP) networks. DragonWave designs, develops, markets and sells proprietary, carrier-grade microwave radio frequency networking equipment, or links that wirelessly transmit broadband voice, video and other data between two points. DragonWave’s wireless carrier-Ethernet links, which are based on a native Ethernet platform, function as a wireless extension to an existing fibre-optic core telecommunications network. The principal application for DragonWave’s products is the backhaul function in a wireless communications network. Backhaul links connect the large amounts of network traffic aggregated by base stations and other collection points on the edge of the network to the high-capacity fibre-optic infrastructure at the core of the network. Additional applications for DragonWave’s products include point-to-point transport applications in private networks, including municipal and enterprise applications.

DragonWave’s products principally perform the backhaul function in a communication service provider’s network, connecting high-traffic points of aggregation such as high-capacity wireless base stations (3G+ cellular, WiFi, WiMAX, Long-Term Evolution (LTE)) and large “out of territory” enterprises to nodes on the fibre-optic core network.

The Company’s line of wireless carrier-Ethernet links is marketed under the AirPair and Horizon product names. The AirPair and Horizon product lines are carrier-grade and operate primarily in licensed spectrum bands to minimize interference. DragonWave also offers a time division multiplexing (TDM)-to-Ethernet multiplexer based on pseudowire technology, which enables DragonWave’s native Ethernet links to support the network traffic generated by emerging converged services based on IP such as data access, voice over internet protocol (VoIP), and video streaming, as well as legacy TDM services.  The Company believes that its wireless carrier-Ethernet links are an attractive alternative to other backhaul solutions such as leased lines and fibre-optic cable deployments.

The demand for DragonWave’s products is driven by global trends, including IP convergence and pressure on backhaul capacity caused by increased functionality of mobile devices, the shift in demand from voice to multi-media content and services, growing demand for wireless coverage, increasing numbers of subscribers, and investment in radio access network spectrum. In DragonWave’s target markets, network traffic is shifting from legacy TDM traffic to IP-based traffic to improve network efficiency and enable IP-based services.

DragonWave principally targets the global wireless communications service provider market and, in particular, those service providers offering high-capacity wireless communication services, including traditional cellular service providers and emerging broadband wireless access (BWA) service providers. These service providers offer high-speed digital communication services over wireless access networks, employing IP-based wireless network access technologies such as advanced (3G+) cellular technologies, as well as WiFi and WiMAX. The market addressed by these wireless service providers is characterized by significant growth in number of subscribers, coverage area, and bandwidth requirements per subscriber, and a corresponding need to reduce the cost per bit of the backhaul network. DragonWave also targets other markets, including wireless extension of fixed-line networks to directly connect high-bandwidth end-customers to the core network, and private networks of large multi-site organizations such as Fortune 500 enterprises, municipalities and government organizations.

The key elements of DragonWave’s solution include: high performance; carrier-grade availability; cost-competitiveness; and the availability of advanced network management and wireless network IP planning.

DragonWave commenced commercial deployment of its products in 2002 and, as of February 28, 2009, had shipped approximately 9500 of AirPair and Horizon product units. To date, DragonWave’s wireless carrier-Ethernet links have been purchased and deployed by customers in more than 56 countries. In its fiscal year ended February 28, 2009, the Company delivered product to 142 customers, including Clearwire LLC (United States), wi-tribe Pakistan Limited (Pakistan), Altitude Infrastructure (France), and Barrett Xplore (Canada).

On April 19, 2007, pursuant to a prospectus (the “Prospectus”) filed with all of the securities regulatory authorities in all of the provinces of Canada, DragonWave closed its initial public offering  which involved the issuance of 7,595,000 common shares from treasury at a price of $3.95 per common share resulting in gross proceeds to DragonWave of $30,000,250 (the “IPO”). In connection with the IPO, DragonWave’s common shares were listed on the Toronto Stock Exchange (“TSX”) and admitted for trading on the Alternative Investment Market (“AIM”) of the London Stock Exchange plc. The IPO was underwritten by a syndicate of underwriters that was led by Canaccord Capital Corporation and included CIBC World Markets Inc. and Genuity Capital Markets (collectively, the “IPO Underwriters”). A copy of the Prospectus can be found on SEDAR at www.sedar.com. On May 23, 2007, DragonWave closed the over-allotment option granted to the IPO Underwriters in connection with the IPO (the “Over-Allotment Option”) which resulted in a further 700,000 common shares being issued from treasury at a price of $3.95 per common share and additional gross proceeds to the Company of $2,765,000.

On September 20, 2007, pursuant to a short form prospectus (the “Short Form Prospectus”) previously filed with all of the securities regulatory authorities in all of the provinces of Canada, other than Quebec, DragonWave closed a short form prospectus offering involving the issuance of 3,800,000 common shares from treasury and the sale of 3,200,000 common shares by certain shareholders of the Company (the “Selling Shareholders”), each at a price of $6.25 per common share resulting in gross proceeds to DragonWave of $23,750,000 and gross proceeds to the Selling Shareholders of $20,000,000 (the “Short Form Offering”). The Short Form Offering was underwritten by a syndicate of underwriters that was led by Canaccord Capital Corporation and included CIBC World Markets Inc., Genuity Capital Markets G.P., Orion Securities Inc. and Raymond James Ltd. A copy of the Short Form Prospectus can be found on SEDAR at www.sedar.com.

As of January 5, 2009, DragonWave cancelled the admission of its common shares to trading on AIM (the “AIM delisting”). The decision to proceed with the AIM delisting was based on a review of the Company’s AIM listing by DragonWave’s board of directors and it was concluded that the additional costs associated with maintaining a second listing on AIM were not justifiable given the Company’s North American focused shareholder base. This decision was based on several factors, including low trading volumes in the UK and the cost and management resources involved in maintaining the AIM listing.

Significant product and business developments over the last three fiscal years have been as follows:

Fiscal Year 2009 (March 1, 2008 until February 28, 2009)

•                  Announced that Linkem SpA has chosen to deploy DragonWave’s Horizon Compact radios in its new WiMAX (4G) network in Italy.

•                  Adopted a shareholder rights plan (see below under “Material Contracts”).

•                  Announced that ECAS Telecommunications & Systems Ltd. has selected the Horizon Compact for IP backhaul of WiMAX, 3.5G, Evolution Data Only (EVDO) and LTE services in Nigeria.

•                  Announced that in light of uncertainty in some of its markets arising from global financial conditions, DragonWave has implemented a number of measures aimed at reducing its operating expenses including: the elimination of 20 positions from the Company’s workforce (a 13% total headcount reduction), reducing spending in all areas, and the AIM delisting. As a result of such global financial conditions, DragonWave also announced that its strategic relationship with NextWave Broadband Inc. (“NextWave”) has been terminated following NextWave’s announcement that it was restructuring its business and as a part of this restructuring, it was working to divest its infrastructure business units.

•                  Announced that Altitude Infrastructure, a subsidiary of Altitude Group, has selected DragonWave products to provide high capacity Ethernet backhaul as part of its rollout of WiMAX broadband services across France.

•                  Announced that DragonWave has signed an agreement with Brightstar Corporation, a global leader in customized distribution and integrated supply chain solutions for the wireless industry. Through the agreement, Brightstar will distribute DragonWave’s Horizon and AirPair high-capacity wireless Ethernet backhaul solutions of point-to-point microwave radios in the Caribbean and Latin American markets.

•                  Announced that Sprint Nextel Corporation has selected DragonWave’s IP backhaul solutions for its XOHM-branded WiMAX mobile-broadband services in North America. DragonWave’s Horizon Compact and Horizon Duo products will be deployed initially in the Baltimore/Washington and Chicago markets.

•                  Announced that Omnivision C.A. has standardized on DragonWave its products for licensed-frequency wireless backhaul as it expands its WiMAX service offering into markets across Venezuela.

•                  Announced that M3 Wireless (“M3”) is cost-effectively converging its WiMAX data and GSM voice services for business and residential customers on a DragonWave IP backhaul solution. DragonWave’s AirPair product interlinks 27 sites across M3’s meshed Ethernet network spanning Bermuda.

•                  Announced that DragonWave has expanded its coverage to include the 6 to 8 GHz range of licensed radio frequencies.

•                  Announced the Company’s service delivery unit (SDU) product portfolio, enabling carriers to efficiently converge TDM and IP services on a cost-effective, flexible Ethernet network foundation.

•                  Announced Horizon Duo, the latest addition to the Company’s Horizon portfolio of native Ethernet radios. Horizon Duo delivers industry-leading capacity of up to 1.6 Gbps per link and lowest-cost-per-bit performance for wireless carriers offering increasingly bandwidth-intensive WiMAX and 4G services.

Fiscal Year 2008 (March 1, 2007 until February 29, 2008)

•                  Completed a master purchase agreement with Nextlink Wireless Inc. (“Nextlink”) to purchase AirPair and Horizon Compact in support of Nextlink’s portfolio of broadband wireless services. Nextlink owns licensed wireless spectrum covering 75 metropolitan US markets and is the largest local multipoint distribution service (LMDS) wireless spectrum holder in the United States.

•                  Announced that AirPair Wireless Ethernet radio product has been approved by Russia’s Ministry of Communications for use throughout Russia.

•                  Concluded a patent license agreement with NEC Corporation (“NEC”). DragonWave paid NEC a one time past release fee and an ongoing royalty payment.

•                  Announced the general availability of AirPair Unite which converges Ethernet and TDM traffic across a single wireless, IP stream.

•                  Announced the appointment of Clive Belfort as Vice President, EMEA.

•                  Announced closing of Short Form Offering.

•                  Announced a global strategic network solutions agreement with NextWave. NextWave selected DragonWave’s Ethernet Radio as its preferred wireless backhaul solution. This strategic relationship was terminated in the 2009 fiscal year.

•                  Announced closing of the Over-Allotment Option.

•                  Announced the signing of a strategic partnership agreement with Barrett Xplore Inc., Canada’s largest and fastest growing rural broadband provider.

•                  In connection with the IPO, the Company’s common shares commenced trading on the TSX and AIM on April 19, 2007.

•                  Introduced the Horizon Compact, which integrates and enhances the functionality of traditional wireless indoor and outdoor units (IDU and ODU) in a single, native Gigabit Ethernet microwave transmission system. Horizon Compact enhances the value proposition—with 800 Mbps full duplex capacity at lower capital and operational costs—for enabling Carrier Ethernet services.

Fiscal Year 2007 (March 1, 2006 until February 28, 2007)

•                  Announced the signing of a strategic partnership agreement with Cedicom Company of Russia, a leader in the telecommunication market in Russia and the CIS countries. The agreement will allow the Company to significantly extend its market reach in the Russian market.

•                  Instituted disruptive market pricing for the AirPair product line, including Flex, AirPair 50/100/200, High Power and APX. The new price represented up to a 25% reduction from previous price levels.

•                  Announced the expansion of the AirPair™ product family with the addition of the APX-104E and APX-108E to optimize the Company’s TDM service offering and complement its Ethernet market leadership.

ARTICLE 3:  DESCRIPTION OF THE BUSINESS

3.1                               General

(a)                                  Products and Services

(i)                                     Principal Markets

DragonWave is focused on customers in three target markets: (i) emerging BWA service providers, (ii) traditional service providers, and (iii) large enterprises and government/municipal entities. These three target markets, as well as emerging markets for DragonWave’s products, are detailed below.

Emerging BWA Service Providers

Customers in this market are broadband access service providers that are new market entrants. These new entrants compete with incumbent service providers in their territory of operation, using wireless technology as an alternative delivery mechanism for mobile or fixed broadband services. BWA service providers deliver solutions using access equipment that operates in either licensed or unlicensed spectrum. Examples of DragonWave’s customers within this segment are Clearwire Corporation, Orascom Telecom Holding

S.A.E., Barrett Xplore Inc., TowerStream Corporation and Business Only Broadband LLC, ECAS Telecommunications & Systems Ltd. and Altitude Infrastructure.

Traditional Service Providers

This target market includes incumbent service providers that require wire-line extension, the ability to introduce high-capacity wireless service for mobile applications, or additional infrastructure to support the delivery of broadband services. Customers in this segment use wireless spectrum to offer advanced wireless services on either BWA or 3G cellular technology platforms. Examples of DragonWave’s customers within this segment include Sprint Nextel Corporation and Bell Canada Inc.

Enterprise and Government/Municipal

This target market includes large, multi-site enterprises and organizations that build their own private communications networks rather than purchasing services from service providers. Examples of DragonWave’s customers within this segment include COTA, Washington Department of Transportation, Prosystel SAS and the Dubai Police Department.

Other Target Customer Markets

DragonWave also targets other markets of prospective customers that choose broadband wireless networks as data transport solutions. DragonWave has been, or is currently, in trials with customers such as satellite content providers (content distribution and uplink channel for bi-directional services), cable companies (extension of hybrid fibre/coax plant) and defence services (hardened communications and remote telemetry).

(ii)                                  Distribution Methods

DragonWave distributes its products and services through a combination of direct and indirect sales channels. This strategy permits the Company to broaden its customer coverage, while at the same time retaining contact with its customer base and managing costs. The Company’s sales cycles can be lengthy and often includes network studies and trials of DragonWave’s equipment in laboratory and field environments. Because DragonWave’s products are utilized in large network deployments, the Company’s sales are project-based and accordingly are highly variable from quarter to quarter. The Company’s direct customers are typically service providers that operate networks in large geographical areas. The sales cycle to this class of customer typically involves a trial (or trials), and requires nine to twelve months from first contact before orders are received. Once the order stage is reached, a supply agreement is usually established and multiple orders are processed under one master supply agreement.

Direct Sales Strategy

DragonWave’s direct sales and business development team is comprised of 31 employees and is organized across three geographic regions: North America; Europe, the Middle East and Africa (EMEA); and Asia-Pacific. Direct sales employees are currently based in the United States, Canada, the United Kingdom  France and the U.A.E.. DragonWave’s sales and business development team is comprised of dedicated salespeople assigned to specific customer accounts. The Company’s sales personnel have extensive knowledge of network infrastructure. In addition to closely monitoring the Company’s target markets for potential network deployments and new customer opportunities, the Company’s sales team builds on the Company’s existing relationships with its customers’ network planning organizations, including participating in business case development and technical analysis of projects. The Company’s direct sales team targets both traditional wireless service providers and emerging BWA service providers.

The Company has offices in the North America, UK, France and the Middle East.

Indirect Sales Channel Strategy

DragonWave’s indirect sales channel consists primarily of distributors and regional value-added resellers (VARs), and is involved in both channel-initiated sales (sales initiated and serviced by third parties) and channel-fulfilled sales (sales initiated by DragonWave’s direct sales team and serviced by third party resellers). DragonWave’s principal North American distributors are TESSCO Technologies Incorporated, Talley Communications Corp., Alliance Communications Corporation and Hutton Communications. These distributors have been selected based on geographic coverage and access to market verticals. Within North America, the Company’s VARs are identified by these distributors. DragonWave has agreements with several regional VARs in North America. Outside of North America, the Company selects its VARs directly. All VARs are qualified by the Company based on experience deploying microwave equipment, contacts in the Company’s target customer segments, and financial stability. DragonWave’s VARs receive ongoing training from DragonWave, work with dedicated DragonWave account managers, participate in co-operative marketing programs and receive market development funds and support materials for customer sales. DragonWave personnel assist the Company’s VARs with initial installations of the Company’s products to provide quality assurance to end-customers.

DragonWave also works with original equipment manufacturers (OEMs), including system integrators and network equipment vendors, to assist them in providing complete network solutions for their end-customers.  The majority of indirect revenues in North America are accounted for by three distributors. DragonWave has agreements with regional VARs in the EMEA, Asia-Pacific, and the United Kingdom. DragonWave now has installations in 45 countries around the world.

(iii)                               Revenues

The Company’s revenue in the 2009 fiscal year was $43.3 million, compared with $40.4 million for the 2008 fiscal year.  Almost of all of the Company’s revenue originated from its AirPair and Horizon product lines.  In the 2008 and 2009 fiscal years, the Company did not derive any of its revenues from sales to customers who were investees (outside of the consolidated entity) or controlling shareholders of the Company.

(b)                                 Production and Services

The Company outsources most of its manufacturing and certain of its supply chain management and distribution functions. The outsourcing of these functions allows the Company to focus on the design, development, sale and support of the Company’s products. In addition, the Company is able to leverage the economies of scale and expertise of specialized outsourced manufacturers, reduce manufacturing and supply chain risk and reduce distribution costs.

DragonWave’s primary outsourced manufacturer is BreconRidge Corporation (“BreconRidge”), one of the world’s top 50 electronics manufacturing services companies. BreconRidge specializes in the communications, industrial and consumer market sectors. BreconRidge is ISO 9001 certified and has manufacturing facilities in Canada, the United States, the United Kingdom and China. The Company’s products are manufactured at BreconRidge’s facility in Ottawa, Ontario, Canada. Terence Matthews, a director of the Company, has a significant equity interest in BreconRidge.

DragonWave also outsources certain manufacturing functions to Plexus Corp. of the United States. Plexus Corp. (“Plexus”) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Plexus’s manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid-to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.

Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.

The manufacturing of the Company’s products has been allocated among key suppliers to reduce the risks associated with using a single supply source and to ensure competitive pricing and levels of service.

(c)                                  Specialized Skill and Knowledge

The Company’s ability to develop technologically superior and/or most cost-effective solutions relative to its competitors can only be achieved through its continued research and development (R&D) efforts.

DragonWave’s R&D activities take place at its headquarters in Ottawa, Ontario, Canada. DragonWave currently has approximately 74 personnel in its engineering group, representing approximately 51% of the Company’s total personnel (including contractors). The majority of the Company’s engineering staff holds technical degrees in engineering. A large number of the senior engineering personnel have worked together for several years and have been responsible for the development of DragonWave’s products. The Company’s R&D team works closely with DragonWave’s growing customer base, and incorporates feedback from the Company’s direct and indirect sales teams into its product development plans to improve the Company’s products and address emerging market requirements.

R&D expenses have historically been, and will continue to be, a significant portion of DragonWave’s overall cost structure as DragonWave will continue to invest in new product features and new platforms   to better serve the current and future needs of its customers. The Company invested 25% and 26% of its revenues in R&D during fiscal 2009 and fiscal 2008, respectively.

(d)                                 Competitive Conditions

DragonWave faces competition in its target markets from two types of microwave equipment suppliers: PDH (Plesiochronous Digital Hierarchy) equipment suppliers and Ethernet equipment suppliers. Microwave equipment has historically been used to address the backhaul requirements of 2G cellular applications and, today, the market is dominated by PDH products. The leading suppliers of PDH microwave equipment are NEC Corporation, Alcatel Lucent, Telefonaktiebolaget LM Ericsson and Nokia Corporation. While DragonWave competes with suppliers of PDH backhaul products of T1s and E1s used in 2G networks, DragonWave’s native Ethernet based products are optimized for the transport of packet based networks and feature significantly higher capacity, and a manufacturing process that delivers this high capacity at a lower price, than PDH equipment. A second category of equipment suppliers for backhaul applications are, like DragonWave, focused on Ethernet based products in IP networks. These suppliers are DragonWave’s main competitors and include Ceragon Networks Ltd. of Israel and Harris Stratex Networks, Inc. of the United States. DragonWave encounters these competitors in network builds focused on IP traffic. Management believes that DragonWave’s bandwidth capability/flexibility, and all-outdoor solution, performance and simplicity differentiate the Company’s solution from products offered by its competitors.

(e)                                  New Products or Services

DragonWave made product announcements in fiscal 2009 in support of its strategy to continue to introduce innovative products into the market place with enhanced functionality and lower price points. Horizon was introduced as a new product line at the beginning of fiscal 2008.  This product line is currently available in the all outdoor version, Horizon Compact, and the split mount version, Horizon Duo, which was introduced at the beginning of fiscal year 2009.  The Company also expanded its frequency coverage to the 6 to 8 GHz licensed radio frequencies enabling it to address additional applications requiring longer reach in higher rain rate regions. In addition , the Company has developed new offerings to support legacy traffic in order to increase its addressable market size.  The Company introduced its Service Delivery Unit (SDU) in three versions. A 16-port T1/E1 version, a two-port DS3 version and a one-port OC3/STM1 version. The SDU enables carriers to gradually and cost-effectively migrate more of their network from TDM circuits to packet-based traffic and realize the benefits of true network convergence.

(f)                                    Components

DragonWave’s solution consists of links, each comprised of two radios, two modems, and two antennas.  Each set of links includes DragonWave’s proprietary embedded software and FPGA firmware. DragonWave’s links incorporate commercially-available electronic components sourced from third party suppliers, including field programmable gate arrays, monolithic microwave integrated circuits and micro processors. The antennas used in DragonWave’s wireless carrier-Ethernet links are manufactured by third party suppliers.

The manufacture of the Company’s products depends on obtaining adequate supplies of third party components on a timely basis. The Company sources several key components used in the manufacture of its products from a limited number of suppliers, and in some instances, a single source supplier.  See under the heading  “Risk Factors” below.

(g)                                 Intangible Properties

In accordance with industry practice, the Company protects its proprietary rights through a combination of patent, copyright, trade-mark and trade secret laws and contractual provisions.

Patent law offers some protection for the Company’s current and future products and may protect certain elements of the Company’s manufacturing processes. DragonWave’s patent strategy is focused on protecting novel elements of the following aspects of the Company’s product and manufacturing design:

•                  core design features (including certain circuits and algorithms required for advanced, low-cost point-to-point radio implementations);

•                  implementation technologies (consisting of the proprietary aspects of the Company’s manufacturing design that permit low-cost automated assembly and testing);

•                  certain key wireless Ethernet networking technologies for high-speed, high performance metro Ethernet networking applications (including bandwidth scaling feature (marketed as “Flex”), mesh rapid link shutdown feature, mesh node packaging/integration); and

•                  other key features of the Company’s products (including AirPair Flex functionality, RF-loopback, mesh nodes and tri-mode mesh panel features).

The Company’s active patent portfolio consists of 13 pending applications, and 5 issued patents.

The source code for the Company’s software, the proprietary software embedded in its hardware products and the Company’s manufacturing designs are protected under trade secret law and as unpublished, copyrighted works. The Company recognizes, however, that effective copyright protection may not be available in some countries in which it distributes products. The Company licenses the use of its software to its customers and resellers. These licenses contain standard provisions prohibiting the unauthorized reproduction, disclosure, reverse engineering or transfer of the Company’s software product.

The Company’s general practice is to enter into confidentiality and non-disclosure agreements with its employees, consultants, manufacturers, suppliers, customers, channel partners and others to attempt to limit access to and distribution of its proprietary information. In addition, it is the Company’s practice to enter into agreements with its employees that include an assignment to the Company of all intellectual property developed in the course of employment.

The Company has registered trademarks for the name “DragonWave” and “AirPair” in Canada.  The company also has a registered trademark for the name “DRAGONWAVE” in the United States.

(h)                                Cycles

There is no seasonal effect on the Company’s sales patterns; however, quarterly results may fluctuate especially when multi-year or multi-quarter projects are booked.

(i)                                    Economic Dependence

The Company has been dependent, and expects that in at least the next twelve months it will continue to be dependent, on a key customer. This customer represented approximately 19% of sales for the year ended February 28, 2009 versus 27% of sales for the year ended February 29, 2008. The Company supplies products to its customers on a purchase order basis and, accordingly, customers are under no ongoing obligation to buy the Company’s products. If one or more of the Company’s customers discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchases of the Company’s products or services, the Company’s business, results of operations and financial condition could be materially adversely affected.  See “Risk Factors” below.

(j)                                    Changes to Contracts

As of the date of this Annual Information Form, DragonWave does not anticipate any changes to existing contracts that would have a material effect on the current financial year’s results.

(k)                                 Environmental Protection

Environmental protection requirements currently have no material financial or operational effect on the capital expenditures, earnings or competitive position of DragonWave, and are not expected to have any material effect in future years.  However, there may be health and safety risks associated with wireless products. See “Risk Factors” below.

(l)                                    Employees

As of February 28, 2009, DragonWave had 144 full-time and hourly employees.

(m)                              Foreign Operations

DragonWave markets its products to customers outside of Canada through both direct and indirect distribution channels (see Section 3.1(a)(ii), and Section 4.1, “Risk Factors”).

(n)                                 Lending

As at February 28, 2009, DragonWave had a $5.0 million credit facility with a major U.S.-based bank to support working capital.  This credit facility is formula based whereby the Company is permitted to draw from the line based on a percentage of accounts receivable. As at May 7, 2009, the Company has updated its credit facility to include a $10.0 million USD line to support operations and a $3.0 million USD line to support capital expenditures.

DragonWave restricts its investments to interest-bearing, short-term investment grade securities.

3.2                               Bankruptcy and Similar Procedures

The Company has never been subject to a bankruptcy, receivership or similar procedure and no such procedures are proposed for the current fiscal year.

3.3                               Reorganizations

Immediately prior to the closing of the Company’s IPO on April 19, 2007, the Company completed a capital reorganization pursuant to which all of the Company’s then-outstanding convertible debt and preferred shares were converted into common shares.

ARTICLE 4: RISK FACTORS

4.1                               Risk Factors

Readers should carefully consider the following risk factors in addition to the other information contained in this Annual Information Form. The risks and uncertainties below are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently considers immaterial also may impair its business operations and cause the price of its common shares to decline. If any of the following risks actually occur, the Company’s business may be harmed and its financial condition and results of operations may suffer significantly. In that event, the trading price of its common shares could decline, and a purchaser may lose all or part of his, her or its investment.

Risks Related to the Company’s Business and Industry

The Company’s growth is dependent on the development and growth of the market for broadband wireless access.

The market for broadband wireless access is still emerging and the market demand, price sensitivity and preferred business model to deliver BWA service remains highly uncertain. The Company’s growth is dependent on, among other things, the size and pace at which the BWA market develops. If the BWA market does not gain widespread acceptance and declines, remains constant or grows more slowly than anticipated, the Company may not be able to grow or sustain its growth, and the Company’s overall revenues and operating results will be materially and adversely affected.

In particular, the Company’s products are optimized for service providers that wish to deploy networks based on emerging BWA technologies such as WiMAX and WiFi. There can be no assurance that there will be sufficient end-user demand for services offered using BWA network technologies. Other competing technologies may be developed that have advantages over BWA technologies, and service providers of other networks based on these competing technologies may be able to deploy their networks at a lower cost, which may allow these service providers to compete more effectively.

Service providers that do choose to deploy emerging BWA technologies are also dependent on suppliers other than DragonWave in order to build and operate their networks. If these third party suppliers are not successful in developing the network components, subscriber equipment and other equipment required by the Company’s customers in a timely and cost-efficient manner, network deployments by the Company’s customers and demand for the Company’s products will be materially and adversely affected.

The Company relies on a small number of customers for a large percentage of its revenue.

The Company has been dependent, and expects that in at least the next twelve months it will continue to be dependent, on a key customer. This customer represented approximately 19% of sales for the year ended February 28, 2009 versus 27% of sales for the year ended February 29, 2008. The Company supplies products to its customers on a purchase order basis and, accordingly, customers are under no ongoing obligation to buy the Company’s products. If one or more of the Company’s customers discontinues its relationship with the Company for any reason, or reduces or postpones current or expected purchases of the Company’s products or services, the Company’s business, results of operations and financial condition could be materially adversely affected.

The Company faces intense competition from several competitors and if it does not compete effectively with these competitors, its revenue may not grow and could decline.

The Company has experienced, and expects to continue to experience, intense competition from a number of companies. The Company competes principally with Harris Stratex Networks, Inc. and Ceragon Networks Ltd. The Company’s existing and/or new competitors may announce new products, services or enhancements that better meet the needs of customers or changing industry standards or deeply discount the price of their products. Further, new competitors or alliances among competitors could emerge. Increased competition may cause price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company’s competitors may also establish or strengthen co-operative relationships with sales channel partners or other parties with whom the Company has strategic relationships, thereby limiting the Company’s ability to promote its products.

Many of the Company’s competitors and potential competitors have significantly greater financial, technical, marketing and/or service resources than the Company and/or have greater geographical reach to existing and prospective customers. Many of these companies also have a larger installed base of products, longer operating histories or greater name recognition than the Company. Customers of the Company’s products are particularly concerned that their suppliers will continue to operate and provide upgrades and maintenance over a long-term period. The Company’s relatively small size and short operating history may be considered negatively by prospective customers. In addition, the Company’s competitors may be able to respond more quickly than the Company to changes in end-user requirements and devote greater resources to the enhancement, promotion and sale of their products.

The Company faces competition from indirect competitors.

In addition to direct competitors, the Company faces competition from broadband technologies that compete with wireless transmission. The Company’s products compete to a certain extent with other high-speed communications solutions, including fibre-optic lines, DSL, free space optics, low and medium capacity point-to-point radios and other wireless technologies. Some of these technologies utilize existing installed infrastructure and have achieved significantly greater market acceptance and penetration than high-capacity broadband wireless technologies. The Company’s wireless products and many other wireless products require a direct line of sight between antennas, potentially limiting deployment options and the ability to deploy products in a cost-effective manner. In addition, customers may wish to use transmission frequencies for which the Company does not offer products and therefore such customers may turn to competitors of the Company to fulfill their requirements. The Company expects to face increasing competitive pressures from both current and future technologies in the broadband access market. In light of these factors, the market for broadband wireless solutions may fail to develop or may develop more slowly than expected. Any of these outcomes could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company’s success depends on its ability to develop new products and enhance existing products.

The markets for the Company’s products are characterized by rapidly changing technology, evolving industry standards and increasingly sophisticated customer requirements. The introduction of products embodying new technology and the emergence of new industry standards can render the Company’s existing products obsolete and unmarketable and can exert price pressures on existing products. It is critical to the success of the Company to be able to anticipate and react quickly to changes in technology or in industry standards and to successfully develop and introduce new, enhanced and competitive products on a timely basis. In particular, the continued acceptance and future success of the Company’s product offerings will depend on the capacity of those products to handle growing volumes of traffic, their reliability and security, and their cost-effectiveness compared to competitive product offerings. The Company cannot give assurance that it will successfully develop new products or enhance and improve its existing products, that new products and enhanced and improved existing products will achieve market acceptance or that the introduction of new products or enhanced existing products by others will not render the Company’s products obsolete. The Company’s inability to develop products that are competitive in technology and price and that meet customer needs could have a material adverse effect on the Company’s business, financial condition and results of operations. Accelerated product introductions and short product life cycles require high levels of expenditure for research and development that could adversely affect the Company’s operating results. Further, any new products that the Company develops could require long development and testing periods and may not be introduced in a timely manner or may not achieve the broad market acceptance necessary to generate significant revenue.

As the Company develops new products, its older products will reach the end of their lives. As the Company discontinues the sale of these older products, the Company must manage the liquidation of inventory, supplier commitments and customer expectations. If the Company is unable to properly manage the discontinuation of older products and secure customer acceptance of new products, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company has a history of losses and cannot provide assurance that it will attain profitability. If the Company fails to do so, its share price may decline.

The Company reported net losses of $10.724 million for fiscal 2007 and $8.536 million for fiscal 2008 and $5.989 million for fiscal 2009. The Company expects to grow expenses in relation to revenue. The Company cannot provide assurance that it will be able to attain profitability on a quarterly or annual basis or if achieved, may not be able to sustain profitability. The Company’s business strategies may not be successful. The Company’s results of operations will be harmed if its revenue does not increase at a rate equal to or greater than increases in its expenses or if the Company’s revenue is insufficient for it to attain profitability. If the Company is not able to attain profitability, its share price may decline and it may require additional financing, which may not be available.

Failure to manage the Company’s growth successfully may adversely impact its operating results.

The growth of the Company’s operations places a strain on managerial, financial and human resources. The Company’s ability to manage future growth will depend in large part upon a number of factors, including the ability of the Company to rapidly:

•                  build a network of channel partners to create an expanding presence in the evolving marketplace for the Company’s products and services;

•                  build a sales team to keep customers and channel partners informed regarding the technical features, issues and key selling points of its products and services;

•                  attract and retain qualified technical personnel in order to continue to develop reliable and flexible products and provide services that respond to evolving customer needs;

•                  develop support capacity for customers as sales increase, so that the Company can provide post-sales support without diverting resources from product development efforts; and

•                  expand the Company’s internal management and financial controls significantly, so that the Company can maintain control over its operations and provide support to other functional areas as the number of personnel and the Company’s size increases.

The Company’s inability to achieve any of these objectives could harm the Company’s business, financial condition and results of operations.

The Company’s quarterly revenue and operating results can be difficult to predict and can fluctuate substantially.

The Company’s revenue is difficult to forecast, is likely to fluctuate significantly and may not be indicative of future performance from quarter to quarter. In addition, the Company’s operating results may not follow any past trends. The factors affecting the Company’s revenue and results, many of which are outside of its control, include:

•                  competitive conditions in the industry, including strategic initiatives by the Company or its competitors, new products or services, product or service announcements and changes in pricing policy by the Company or its competitors;

•                  market acceptance of the Company’s products and services;

•                  the Company’s ability to maintain existing relationships and to create new relationships with channel partners;

•                  varying size, timing and contractual terms of orders for the Company’s products, which may delay the recognition of revenue;

•                  the project based nature of deployments of the Company’s products;

•                  the discretionary nature of purchase and budget cycles of the Company’s customers and changes in their budgets for, and timing of, equipment purchases;

•                  strategic decisions by the Company or its competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;

•                  general weakening of the economy resulting in a decrease in the overall demand for telecommunications products and services or otherwise affecting the capital investment levels of service providers;

•                  timing of product development and new product initiatives; and

•                  the length and variability of the sales cycles for the Company’s products.

Because the Company’s quarterly revenue is dependent upon a relatively small number of transactions, even minor variations in the rate and timing of conversion of its sales prospects into revenue could cause it to plan or budget inaccurately, and those variations could adversely affect its financial results. Delays, reductions in the amount or cancellations of customers’ purchases would adversely affect the Company’s business, results of operations and financial condition.

A general global economic downturn may negatively affect the Company’s customers and their ability to purchase the Company’s products. Such events may decrease revenue and increase cost and may increase credit risk with the Company’s customers and impact its ability to collect accounts receivable.

Disruptions in the financial markets have had and may continue to have an adverse effect on the U.S. and world economy, which could negatively impact business spending patterns. Current tightening of credit in financial markets could adversely affect the ability of the Company’s customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in or cancellation of orders for its products.

The extent of the current financial market conditions and the accompanying economic downturn may exacerbate some of the risk factors the Company is exposed to. The effects of a tighter credit market for consumer, business, and operator spending may have several adverse effects, including reduced demand for products, resulting in increased price competition or deferment of purchases and orders by customers.  Additional effects may include increased demand for customer finance, difficulties in collection of accounts receivable and increased risk of counterparty failures.

Economic and geopolitical uncertainty may negatively affect the Company.

The market for the Company’s products depends on economic and geopolitical conditions affecting the broader market. Economic conditions globally are beyond the Company’s control. In addition, acts of terrorism and the outbreak of hostilities and armed conflicts between countries can create geopolitical uncertainties that may affect the global economy. Downturns in the economy or geopolitical uncertainties may cause customers to delay or cancel projects, reduce their overall capital or operating budgets or reduce or cancel orders for the Company’s products, which could have a material adverse effect on its business, results of operations and financial condition.

Currency fluctuations may adversely affect the Company.

A substantial portion of the Company’s revenue is earned in U.S. dollars, but a substantial portion of the Company’s operating expenses is incurred in Canadian dollars. Fluctuations in the exchange rate between the U.S. dollar and other currencies, such as the Canadian dollar, may have a material adverse effect on the Company’s business, financial condition and operating results. The Company’s policy is to hedge a portion of its foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, the Company may not hedge entirely the exposure related to any one foreign currency and it may not hedge its exposure at all with respect to certain foreign currencies.

Credit risk may adversely affect the Company.

The company is exposed to credit risk in respect to accounts receivable in the event that its counterparties do not meet their obligations. The Company minimizes its credit risk with respect to accounts receivable by performing credit reviews for each of its customers. Both economic and geopolitical uncertainty can influence the ultimate collectability of these receivable amounts. Failure to collect outstanding receivables could have a material adverse effect on its business, results of operations and financial condition.

If the Company is required to change its pricing models to compete successfully, its margins and operating results may be adversely affected.

The intensely competitive market in which the Company conducts its business may require it to reduce its prices. If the Company’s competitors offer deep discounts on certain products or services in an effort to recapture or gain market share or to sell other products and services, the Company may be required to lower prices or offer other favourable terms to compete successfully. Any such changes would reduce the Company’s margins and could adversely affect the Company’s operating results.

If sufficient radio frequency spectrum is not allocated for use by the Company’s products, or the Company fails to obtain regulatory approval for its products, the Company’s ability to market its products may be restricted.

Radio communications are subject to regulation in North America, Europe and other jurisdictions in which the Company sells its products. Generally, the Company’s products must conform to a variety of national and international requirements established to avoid interference among users of transmission frequencies and to permit interconnections of telecommunications equipment. In addition, the Company’s products are affected by the allocation and auction of radio frequency spectrum by governmental authorities. Such governmental authorities may not allocate sufficient radio frequency spectrum for use by the Company’s products. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks.

To operate in any given jurisdiction, the Company must obtain regulatory approval for its products. Each jurisdiction in which the Company markets its products has its own regulations governing radio communications. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable frequency allocations and regulations, and the process of establishing new regulations is complex and lengthy.

If the Company is unable to obtain sufficient allocation of radio frequency spectrum by the appropriate governmental authority or obtain the proper regulatory approval for its products, the Company’s business, financial condition and results of operations may be harmed.

If unable to secure a license for applicable spectrum frequency, a customer or end-user may not deploy a wireless network using the Company’s products.

The Company’s products operate primarily on government-licensed spectrum frequencies. Users of the Company’s products must either have a license to operate and provide communications services in the applicable frequency or must acquire the right to do so from another license holder. The obtaining of such licenses is a lengthy process and is subject to significant uncertainties regarding timing and availability. There is no assurance as to when any government may license spectrum or as to whether the Company’s customers will be successful in securing any necessary licenses.

In addition, if a license holder of such spectrum frequency files for liquidation, dissolution or bankruptcy, substantial time could pass before its licenses are transferred, cancelled, reissued or made available by the applicable government licensing authority. Until the licenses are transferred, cancelled, reissued or otherwise made available, other operators may be precluded from operating in such licensed frequencies, which could decrease demand for the Company’s products. In addition, if the authorities choose to revoke licenses for certain frequencies, demand for the Company’s products may decrease as well.

Change in government regulation, or industry standards, may limit the potential markets for the Company’s products. The Company may need to modify its products, which may increase the Company’s product costs and adversely affect the Company’s ability to become profitable.

The emergence or evolution of regulations and industry standards for wireless products, through official standards committees or widespread use by operators, could require the Company to modify its systems. This may be expensive and time-consuming. Radio frequencies are subject to extensive regulation under the laws of the United States, foreign laws and international treaties. Each country has different regulations and regulatory processes for wireless communications equipment and uses of radio frequencies. Any failure by regulatory authorities to allocate suitable, sufficient radio frequencies to potential customers in a timely manner could negatively impact demand for the Company’s products and may result in the delay or loss of potential orders for its products. In addition, if new industry standards emerge that the Company does not anticipate, its products could be rendered obsolete.

The Company’s ability to sell products and services is dependent upon it establishing and maintaining relationships with channel partners.

The Company is dependent upon its ability to establish and develop new relationships and to build on existing relationships with channel partners, which it relies on to sell its current and future products and services. The Company cannot provide assurance that it will be successful in maintaining or advancing its relationships with channel partners. In addition, the Company cannot provide assurance that its channel partners will act in a manner that will promote the success of the Company’s products and services. Failure by channel partners to promote and support the Company’s products and services could adversely affect its business, results of operations and financial condition.

Some channel partners also sell products and services of the Company’s competitors. If some of the Company’s competitors offer their products and services to channel partners on more favourable terms or have more products or services available to meet their needs, there may be pressure on the Company to reduce the price of its products or services or increase the commissions payable to channel partners, failing which the Company’s channel partners may stop carrying its products or services or de-emphasize the sale of its products and services in favor of the products and services of competitors.

The Company relies primarily upon an outsourced manufacturer and the Company is exposed to the risk that this manufacturer will not be able to satisfy its manufacturing needs on a timely basis.

The Company does not have any internal manufacturing capabilities and it relies upon a small number of outsourced manufacturers to manufacture its products. Substantially all of the Company’s products are currently manufactured by BreconRidge Corporation (“BreconRidge”) and Plexus Corporation (“Plexus”). BreconRidge is a company in which Terence Matthews, a director and a shareholder of the Company, holds a significant equity interest. The Company’s ability to ship products to its customers could be delayed or interrupted as a result of a variety of factors relating to its outsourced manufacturers, including:

•                  the Company’s outsourced manufacturers not being required to manufacture its products on a long-term basis in any specific quantity or at any specific price;

•                  early termination of, or failure to renew, contractual arrangements;

•                  the Company’s failure to effectively manage its outsourced manufacturer relationships;

•                  the Company’s outsourced manufacturers experiencing delays, disruptions or quality control problems in their manufacturing operations;

•                  lead-times for required materials and components varying significantly and being dependent on factors such as the specific supplier, contract terms and the demand for each component at a given time;

•                  the Company underestimating its requirements, resulting in its outsourced manufacturers having inadequate materials and components required to produce its products, or overestimating its requirements, resulting in charges assessed by the outsourced manufacturers or liabilities for excess inventory, each of which could negatively affect the Company’s gross margins; and

•                  the possible absence of adequate capacity and reduced control over component availability, quality assurances, delivery schedules, manufacturing yields and costs.

Total net product and services purchases from BreconRidge in the fiscal year ended February 28, 2009 was $14.1 million. In the fiscal year ended 2008 it was $14.8 million. Although Management believes that BreconRidge and Plexus has sufficient economic incentive to perform the Company’s manufacturing, the resources devoted to these activities by BreconRidge and Plexus is not within the Company’s control, and there can be no assurance that manufacturing problems will not occur in the future. Insufficient supply or an interruption or stoppage of supply from BreconRidge and Plexus or the Company’s inability to obtain additional manufacturers when and if needed, could have a material adverse effect on the Company’s business, results of operations and financial condition.

If any of the Company’s outsourced manufacturers are unable or unwilling to continue manufacturing its products in required volumes and quality levels, the Company will have to identify, qualify, select and implement acceptable alternative manufacturers, which would likely be time consuming and costly. In addition, an alternate source may not be available to the Company or may not be in a position to satisfy the Company’s production requirements at commercially reasonable prices and quality. Therefore, any significant interruption in manufacturing would result in the Company being unable to deliver the affected products to meet its customer orders.

The Company relies on its suppliers to supply components for its products and it is exposed to the risk that these suppliers will not be able to supply components on a timely basis, or at all.

The manufacturers of the Company’s products depend on obtaining adequate supplies of components on a timely basis. The Company sources several key components used in the manufacture of its products from a limited number of suppliers, and in some instances, a single source supplier.

In addition, these components are often acquired through purchase orders and the Company may have no long-term commitments regarding supply or pricing from their suppliers. Lead-times for various components may lengthen, which may make certain components scarce. As component demand increases and lead-times become longer, the Company’s suppliers may increase component costs. The Company also depends on anticipated product orders to determine its materials requirements. Lead-times for limited-source materials and components can be as long as six months, vary significantly and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. From time to time, shortages in allocations of components have resulted in delays in filling orders. Shortages and delays in obtaining components in the future could impede the Company’s ability to meet customer orders. Any of these sole source or limited source suppliers could stop producing the components, cease operations entirely, or be acquired by, or enter into exclusive arrangements with, the Company’s competitors. As a result, these sole source and limited source suppliers may stop selling their components to the Company’s outsourced manufacturers at commercially reasonable prices, or at all. Any such interruption, delay or inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time would adversely affect the Company’s ability to meet scheduled product deliveries to its customers and reduce margins realized.

Alternative sources of components are not always available or available at acceptable prices. In addition, the Company relies on, but has limited control over, the quality, reliability and availability of the components supplied to it. If the Company cannot manufacture its products due to a lack of components, or is unable to redesign its products with other components in a timely manner, the Company’s business, results of operations and financial condition could be adversely affected.

If the Company’s intellectual property is not adequately protected, the Company may lose its competitive advantage.

The Company’s success depends in part on its ability to protect its rights in its intellectual property. The Company relies on various intellectual property protections, including patents, copyright, trade-mark and trade secret laws and contractual provisions, to preserve its intellectual property rights. The Company’s present protective measures may not be adequate or enforceable to prevent misappropriation of the Company’s technology or third party development of the same or similar technology. Despite these precautions, it may be possible for third parties to obtain and use the Company’s intellectual property without its authorization. Policing unauthorized use of intellectual property is difficult, and some foreign laws do not protect proprietary rights to the same extent as the laws of Canada, the United States or the United Kingdom.

To protect the Company’s intellectual property, the Company may become involved in litigation, which could result in substantial expenses, divert the attention of its management, cause significant delays, materially disrupt the conduct of the Company’s business or adversely affect its revenue, financial condition and results of operations.

The Company’s business may be harmed if it infringes on the intellectual property rights of others.

The Company’s commercial success depends, in part, upon the Company not infringing intellectual property rights owned by others. A number of the Company’s competitors and other third parties have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by the Company in its products. Some of these patents may grant very broad protection to the owners of the patents. The Company cannot determine with certainty whether any existing third party patents or the issuance of any third party patents would require it to alter its technology, obtain licenses or cease certain activities. The Company may become subject to claims by third parties that its technology infringes their intellectual property rights due to the growth of products in the Company’s target markets, the overlap in functionality of these products and the prevalence of products. Aggressive patent litigation is not uncommon in the Company’s industry and can be disruptive. The Company may become subject to these claims either directly or through indemnities against these claims that it routinely provides to its customers and channel partners.

In addition, the Company has received, and may receive in the future, claims from third parties asserting infringement and other related claims. Litigation may be necessary to determine the scope, enforceability and validity of such third party proprietary rights or to establish the Company’s proprietary rights. Some of the Company’s competitors have, or are affiliated with companies having, substantially greater resources than the Company and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for a longer period of time than the Company. Regardless of their merit, any such claims could:

•                  be time consuming to evaluate and defend;

•                  result in costly litigation;

•                  cause product shipment delays or stoppages;

•                  divert the attention and focus of management and technical personnel away from the business;

•                  subject the Company to significant damages, noting that in the United States plaintiffs may be entitled to treble damages if intellectual property infringement is found to be willful;

•                  subject the Company to significant other liabilities, including liability to indemnify end-customers pursuant to standard contractual indemnities entered into by the Company in favour of those customers;

•                  require the Company to enter into costly royalty or licensing agreements; and

•                  require the Company to modify, rename or stop using the infringing technology.

The Company may be prohibited from developing or commercializing certain technologies and products unless the Company obtains a license from a third party. There can be no assurance that the Company will be able to obtain any such license on commercially favourable terms, or at all. If the Company does not obtain such a license, its business, results of operations and financial condition could be materially adversely affected and the Company could be required to cease related business operations in some markets and to restructure its business to focus on operations in other markets.

Moreover, license agreements with third parties may not include all intellectual property rights that may be issued to or owned by the licensors, and future disputes with these parties are possible. Current or future negotiations with third parties to establish license or cross license arrangements, or to renew existing licenses, may not be successful and the Company may not be able to obtain or renew a license on satisfactory terms or at all. If required licenses cannot be obtained, or if existing licenses are not renewed, litigation could result.

The loss of rights to use software currently licensed to the Company by third parties could increase the Company’s operating expenses by forcing it to seek alternative technology and adversely affect the Company’s ability to compete.

The Company licenses certain software used in its products from third parties, generally on a non-exclusive basis. The termination of any of these licenses or the failure of the licensors to adequately maintain or update their software, could delay the Company’s ability to ship its products while the Company seeks to implement alternative technology offered by other sources and could require significant unplanned investments on the Company’s part if it is forced to develop alternative technology internally. In addition, alternative technology may not be available on commercially reasonable terms from other sources. In the future, it may be necessary or desirable to obtain other third party technology licences relating to one or more of the Company’s products or relating to current or future technologies to enhance the Company’s product offerings. There is a risk that the Company will not be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

The Company has a lengthy and variable sales cycle.

It is difficult for the Company to forecast the timing of revenue from sales of its products because its customers typically invest substantial time, money and other resources researching their needs and available competitive alternatives before deciding to purchase the Company’s products and services. Typically, the larger the potential sale, the more time, money and other resources will be invested by customers. As a result, it may take many months after the Company’s first contact with an end-customer before a sale can actually be completed. In addition, the Company relies on its channel partners to sell its products to customers and, therefore, the Company’s sales efforts are vulnerable to delays at both the channel partner and the end-customer level.

During these long sales cycles, events may occur that affect the size or timing of the order or even cause it to be cancelled, including:

•                  purchasing decisions may be postponed, or large purchases reduced, during periods of economic uncertainty;

•                  the Company or its competitors may announce or introduce new products or services;

•                  the Company’s competitors may offer lower prices; or

•                  budget and purchasing priorities of customers may change.

If these events were to occur, sales of the Company’s products or services may be cancelled or delayed, which would reduce the Company’s revenue.

The Company’s ability to recruit and retain management and other qualified personnel is crucial to its ability to develop, market, sell and support its products and services.

The Company depends on the services of its key technical, sales, marketing and management personnel. The loss of any of these key persons could have a material adverse effect on the Company’s business, results of operations and financial condition. The Company’s success is also highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified technical, sales, marketing and management personnel. Competition for such personnel can be intense, and the Company cannot provide assurance that it will be able to attract or retain highly qualified technical, sales, marketing and management personnel in the future. Stock options comprise a significant component of the Company’s compensation of key employees, and if the Company’s share price declines, it may be difficult to recruit and retain such individuals. The Company’s inability to attract and retain the necessary technical, sales, marketing and management personnel may adversely affect its future growth and profitability. It may be necessary for the Company to increase the level of compensation paid to existing or new employees to a degree that its operating expenses could be materially increased. The Company does not currently maintain corporate life insurance policies on key employees.

The Company may be unable to identify and complete acquisitions. Acquisitions could divert management’s attention and financial resources, may negatively affect the Company’s operating results and could cause significant dilution to shareholders.

In the future, the Company may engage in selective acquisitions of products or businesses that it believes are complementary to its products or business. There is a risk that the Company will not be able to identify suitable acquisition candidates available for sale at reasonable prices, complete any acquisition, or successfully integrate any acquired product or business into its operations. The Company is likely to face competition for acquisition candidates from other parties including those that have substantially greater available resources. Acquisitions may involve a number of other risks, including:

•                  diversion of management’s attention;

•                  disruption to the Company’s ongoing business;

•                  failure to retain key acquired personnel;

•                  difficulties in integrating acquired operations, technologies, products or personnel;

•                  unanticipated expenses, events or circumstances;

•                  assumption of disclosed and undisclosed liabilities;

•                  inappropriate valuation of the acquired in-process research and development, or the entire acquired business; and

•                  difficulties in maintaining customer relations.

If the Company does not successfully address these risks or any other problems encountered in connection with an acquisition, the acquisition could have a material adverse effect on the Company’s business, results of operations and financial condition. Problems with an acquired business could have a material adverse effect on the Company’s performance or its business as a whole. In addition, if the Company proceeds with an acquisition, the Company’s available cash may be used to complete the transaction, diminishing its liquidity and capital resources, or shares may be issued which could cause significant dilution to existing shareholders.

Defects in the Company’s products could result in significant costs to the Company and could impair its ability to sell its products.

The Company’s products are complex and, accordingly, they may contain defects or errors, particularly when first introduced or as new versions are released. The Company may not discover such defects or errors until after a product has been released and used by its end-customers. Defects and errors in the Company’s products could materially and adversely affect the Company’s reputation, result in significant costs to it, delay planned release dates and impair its ability to sell its products in the future. The costs incurred in correcting any product defects or errors may be substantial and could adversely affect the Company’s operating margins. While the Company plans to continually test its products for defects and errors and work with customers through the Company’s post-sales support services to identify and correct defects and errors, defects or errors in the Company’s products may be found in the future.

If a successful product liability claim were made against the Company, the Company’s business could be seriously harmed.

The Company’s agreements with its customers typically contain provisions designed to limit its exposure to potential product liability claims. Despite this, it is possible that this limitation of liability provisions may not be effective as a result of existing or future laws or unfavourable judicial decisions. The Company has not experienced a material product liability claim to date; however, the sale and support of the Company’s products may entail the risk of those claims, which are likely to be substantial in light of the use of its products in critical applications. A successful product liability claim could result in significant monetary liability and could seriously harm the Company’s business.

There may be health and safety risks relating to wireless products.

In recent years, there has been publicity regarding the potentially negative direct and indirect health and safety effects of electromagnetic emissions from cellular telephones and other wireless equipment sources, including allegations that these emissions may cause cancer. The Company’s wireless communications products emit electromagnetic radiation. Health and safety issues related to the Company’s products may arise that could lead to litigation or other actions against the Company or to additional regulation of the Company’s products. The Company may be required to modify its technology and may not be able to do so. The Company may also be required to pay damages that may reduce its profitability and adversely affect its financial condition. Even if these concerns prove to be baseless, the resulting negative publicity could affect the Company’s ability to market its products and, in turn, could harm its business and results of operations.

Risks Related to the Company’s Common Shares

The Company’s share price may be volatile.

The market price of the Company’s common shares is volatile and subject to wide fluctuations due to a number of factors, including:

•                       low trading volumes of the Company’s common shares;

•                       actual or anticipated fluctuations in the Company’s results of operations;

•                       changes in estimates of the Company’s future results of operations by it or securities analysts;

•                       announcements of technological innovations or new products or services by the Company or its competitors;

•                       changes affecting the telecommunications industry; and

•                       other events or factors.

In addition, the financial markets have experienced significant price and value fluctuations that have particularly affected the market prices of equity securities of many technology companies and that sometimes have been unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally and in the telecommunications industry specifically, may adversely affect the market price of the Company’s common shares.

The Company does not currently intend to pay dividends on its common shares and, consequently, a shareholder’s ability to achieve a return on its investment will depend on appreciation in the price of the Company’s common shares.

The Company’s current policy is to retain earnings to finance the development of new lines of products and to otherwise reinvest in our company. Therefore, the Company does not anticipate paying cash dividends in the foreseeable future. The Company’s dividend policy will be reviewed from time to time by the Company’s Board of Directors in the context of its earnings, financial condition and other relevant factors. Until the Company pays dividends, which it may never do, its shareholders will not be able to receive a return on the Company’s common shares unless they sell them.

Future sales of the Company’s common shares by the Company’s existing shareholders could cause the Company’s share price to fall.

If the Company’s shareholders sell substantial amounts of the Company’s common shares in the public market, the market price of the common shares could fall. The perception among investors that these sales will occur could also produce this effect.

The Company may require additional capital in the future and no assurance can be given that such capital will be available at all or available on terms acceptable to the Company and if it is available, may dilute each shareholder’s ownership of the Company’s common shares.

The Company may need to raise additional funds through public or private debt or equity financings in order to:

•                       fund ongoing operations;

•                       take advantage of opportunities, including more rapid expansion of the Company’s business or the acquisition of complementary product, technologies or businesses;

•                       develop new products; or

•                       respond to competitive pressures.

Any additional capital raised through the sale of equity will dilute the percentage ownership of each shareholder’s common shares. Capital raised through debt financing would require the Company to make periodic interest payments and may impose restrictive covenants on the conduct of the Company’s business. Furthermore, additional financings may not be available on terms favourable to the Company, or at all. A failure to obtain additional funding could prevent the Company from making expenditures that may be required to grow or maintain the Company’s operations.

ARTICLE 5:  DIVIDENDS

5.1                               Dividends

The Company currently intends to retain any future earnings to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of the Company’s Board of Directors and will depend upon many factors, including the Company’s results of operations, capital requirements and other factors as the Board of Directors deems relevant.  There are no restrictions in the articles of the Company preventing DragonWave from declaring dividends or paying dividends to its shareholders.  The Company has not paid any dividends during its last three financial years.

ARTICLE 6:  DESCRIPTION OF CAPITAL STRUCTURE

6.1                               General Description of Capital Structure

DragonWave is authorized to issue an unlimited number of common shares.  The holders of common shares are entitled to vote at all meetings of the shareholders of DragonWave, and each common share carries the right to one vote in person or by proxy.  The holders of the common shares are also entitled to receive any dividends declared by DragonWave, and to receive the remaining property of DragonWave on the liquidation, dissolution or winding up of DragonWave.

ARTICLE 7:  MARKET FOR SECURITIES

7.1                               Trading Price and Volume

DragonWave’s common shares are publicly traded on the TSX under the symbol “DWI”.  Trading of the common shares on the TSX and AIM commenced with the closing of the IPO on April 19, 2007.  The company’s common shares ceased trading on AIM as at January 5, 2009.

The volume of trading and price ranges of the Company’s common shares on the TSX and AIM for the fiscal year ending February 28, 2009 are set out in the following table:

	Common Shares - TSX		Common Shares - AIM
Month	Price Range (C$)	Average Volume	Price Range (£)	Average Volume
March 2008	2.33 – 4.51	168,810	125 – 2.40	1,030
April 2008	2.87 – 3.55	40,250	1.41 – 1.63	91
May2008	3.22 – 6.00	141,581	1.78 – 3.13	540
June 2008	5.08 – 5.45	82,381	2.45 – 2.80	381
July 2008	3.41 – 5.08	90,677	1.98 – 2.31	204
August 2008	3.60 – 3.80	15,325	Nil	Nil
September 2008	2.64 – 3.67	26,310	1.43 – 1.62	91
October 2008	1.10 – 2.79	132,686	0.65 – 1.40	455
November 2008	1.22 – 1.80	62,600	0.70 – 0.81	152
December 2008	0.95 – 1.29	104,124	0.56 – 0.67	13,505
January 2009	1.15 – 1.36	41,048	N/A	N/A
February 2009	1.26 – 1.65	26,621	N/A	N/A

ARTICLE 8:  SECURITIES SUBJECT TO CONTRACTUAL RESTRICTIONS ON TRANSFER

8.1                               Securities Subject to Contractual Restriction on Transfer

The following table contains certain information with respect to common shares of the Company that is subject to contractual restriction on transfer as at February 28, 2009:

SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

Designation of Class	Number of Securities that are Subject to a Contractual Restriction on Transfer		Percentage of Class

Common Shares	95,648	(1)	0.003%

Note (1): Represents the unvested portion of Restricted Shares issued and outstanding as at February 28, 2009.

ARTICLE 9:  DIRECTORS AND OFFICERS

9.1                               Name, Occupation and Security Holding

The Directors of the Company as at February 29, 2008 were as follows:

Name and Municipality of Residence	Principal Occupation	Director Since	Holdings of Outstanding Common Shares

GERALD SPENCER(1)(3) Kingswood, Surrey, U.K.	Retired	February 3, 2006	Nil

PETER ALLEN Ottawa, Ontario, Canada	Chief Executive Officer, DragonWave Inc.	March 4, 2004	541,107 common shares (4)

TERENCE MATTHEWS Ottawa, Ontario, Canada	Chairman, March Networks Corporation	March 30, 2000	1,118,242 common shares (5)

AKE PERSSON(1)(2) Del Mar, California, U.S.A.	Retired	June 22, 2005	nil

CARL EIBL(2)(3) La Jolla, California, U.S.A.	Managing Director, Enterprise Partners	November 15, 2005	nil (6)

CLAUDE HAW(1)(2)(3) Ottawa, Ontario, Canada	President and Chief Executive officer of OCRI	November 10, 2003	nil (7)

RUSSELL FREDERICK Ottawa, Ontario, Canada	Vice-President, Chief Financial Officer and Secretary, DragonWave Inc.	March 23, 2007	158,141(8)

(1)	Audit committee members are Claude Haw (Chair), Ake Persson and Gerry Spencer.
(2)	Compensation committee members are Carl Eibl (Chair), Ake Persson and Claude Haw.
(3)	Nominating and governance committee members are Gerry Spencer (Chair), Carl Eibl and Claude Haw.
(4)

Mr. Allen owns 541,107 Common Shares. As of May 7, 2009, 2,371 of these Common Shares may be repurchased by the Corporation in the event that Mr. Allen’s employment with the Corporation is terminated. This repurchase right lapses over time, and will terminate on the change of control of the Corporation.

(5)	Sir Matthews controls Wesley Clover International Corporation and Wesley Clover Corporation, which together own 1,118,242 Common Shares and a warrant to purchase up to 21,100 Common Shares.
(6)

Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. is controlled by Enterprise Partners Venture Capital, of which Mr. Eibl is Managing Director. Each of these Enterprise funds own 2,456,942Common Shares and warrants to purchase up to 57,183 Common Shares. See: “Voting Shares and Principal Shareholders”. Mr. Eibl and his associates beneficially own less than 5% of the limited partnership units of Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. Mr. Eibl does not exert control or direction over the Common Shares owned by Enterprise Partners V, L.P. and Enterprise Partners VI, L.P.

(7)

Venture Coaches Fund L.P., of which Mr. Haw is Managing Partner, owns 711,835 Common Shares and a warrant to purchase up to 10,126 Common Shares. Claude Haw and his associates beneficially own less than 5% of the limited partnership units of Venture Coaches Fund L.P. Mr. Haw does not exert control or direction over the Common Shares held by Venture Coaches Fund L.P.

(8)

Mr. Frederick owns 158,141 Common Shares. As of May 7, 2009, 1,650 of these Common Shares may be repurchased by the Corporation in the event that Mr. Frederick’s employment with the Corporation is terminated. The repurchase rights lapse over time, and will terminate on the change of control of the Corporation.

The directors of the Company as at the date of this Annual Information Form are as set forth above. Each director of the Company holds office until the next annual meeting of shareholders or until his successor is duly elected or appointed, unless his office becomes vacant by resignation, death, removal or other cause.

The Company’s directors and executive officers, as a group, beneficially own, or control or direct, directly or indirectly, a total of 2,774,955 common shares, representing 9.7% of the total outstanding common shares as of the date of this Annual Information Form.

The executive officers of the Company as at February 28, 2009 were as follows:

Name and Municipality of Residence	Offices with the Company

PETER ALLEN Ottawa, Ontario, Canada	President, Chief Executive Officer and Director

RUSSELL FREDERICK Ottawa, Ontario, Canada	Chief Financial Officer, Vice President and Secretary

BRIAN MCCORMACK Atlanta, Georgia, U.S.A.	Vice President, Sales

ERIK BOCH Ottawa, Ontario, Canada	Vice President, R&D and Chief Technology Officer

DAVE FARRAR Ottawa, Ontario, Canada	Vice President, Operations

ALAN SOLHEIM Ottawa, Ontario, Canada	Vice President, Product Management

The executive officers of the Company as at the date of this Annual Information Form are as set forth above.

As at the date of this Annual Information Form, the Board of Directors has four committees: the audit committee, the compensation committee and the nominating and governance committee, and disclosure committee. Detailed information regarding the mandate and procedures of the audit committee can be found below at Article 15, “Audit Committee”, as required by National Instrument 52-110 - Audit Committees promulgated under applicable securities legislation.

The principal occupations of the directors and executive officers of the Company, as at February 28, 2009 and for at least the five preceding years, are as follows:

Directors

Gerry Spencer, Director (Chair).  Gerry Spencer retired as senior vice president of British Telecommunications plc (“BT”) in late 2000 after a career of nearly 30 years in finance, product management, marketing, sales and business development. During his final 6 years with BT, he served on the board of BT Global plc, with particular responsibility for international wholesale and marketing. Since retiring, Gerry has assumed consulting and advisory roles in international wholesale strategy and profitability (both switched minutes and IP streams), local networking, network equipment supply and business customer equipment and applications. Gerry has also served as a non executive on the boards of two UK AIM listed companies; Redstone plc and AT Communications Group plc (the latter as chairman). Currently, Gerry is a member of the chairman’s advisory board at Wesley Clover Corporation. Gerry is a graduate of Cambridge University in the United Kingdom.

Dr. Terence Matthews, Director.  Terence Matthews is the non-executive chairman of a number of technology companies including March Networks Corporation, Mitel Networks Corporation, Newport Networks Ltd., Bridgewater Systems Corporations and Solace Systems, Inc. Terry founded Newbridge Networks Corporation (“Newbridge”) in 1986 where he served as chief executive officer and chairman until its acquisition by Alcatel of France in May 2000. At Newbridge, Terry built the company into a leader in the worldwide data networking industry. Terry also co-founded Mitel Corporation in 1972. A Fellow of the Institution of Electrical Engineers and the University of Wales, Terry received an honorary doctor of technology degree from the University of Glamorgan, Wales and an honorary doctor of engineering degree from Carleton University, Ottawa, Ontario,  Canada. In May 1994, he was appointed an Officer of the Order of the British Empire.

Ake Persson, Director. Ake Persson, who retired from Telefonaktiebolaget LM Ericsson (“Ericsson”) in 2004, was a member of the Ericsson group executive management team. He held a variety of executive positions in the Ericsson group, most recently prior to retiring as the president of business unit CDMA Systems and president of Ericsson Wireless Communications Inc. in San Diego, California. Ake has served as a board member and chairman of several Ericsson companies around the world and has been instrumental in forming strategic business alliances with other leading vendors and partners in the telecom and IT industries. Ake has assumed consulting and advisory roles in the telecommunications industry and is a member of the Advisory Board of the Jacobs School of Engineering at the University of San Diego California. Ake holds a Bachelor of Science degree from the University of Uppsala, Sweden.

Carl Eibl, Director.  Carl Eibl has been a managing director with Enterprise Partners Venture Capital since 2003. Prior to joining Enterprise Partners, Carl was the chief executive officer of several technology and life science companies in San Diego, including Maxwell Technologies, Inc. (Nasdaq: MXWL) (1999-2003). Before joining Maxwell Technologies, Inc., Carl served as president of Stratagene Corporation (Nasdaq: STGN). Carl also served as chief executive officer and president for Mycogen Corporation, a publicly held agricultural biotechnology company, which was sold to The Dow Chemical Company in 1998 for US$1.1 billion. Carl is a former chairman of the board of trustees of The Burnham Institute, a life sciences research institution in La Jolla, California. Carl holds a J.D. degree from the Boston University School of Law in Boston, Massachusetts, United States and a bachelor of arts degree from Cornell University in Ithaca, New York, United States.

Claude Haw, Director.  Claude Haw is president, chief executive officer and a board member of the Ottawa Centre for Research and Innovation (“OCRI”), Ottawa’s lead economic development organization. He is also founder and managing partner of Venture Coaches Services Ltd. (“Venture Coaches”), an Ottawa based venture capital firm providing venture capital for technology companies. From 2003 to early 2007, Claude was also a general partner at Skypoint Capital Corporation, an Ottawa based venture capital firm. Prior to Venture Coaches, Claude held a number of executive positions at Newbridge, including vice-president of corporate business development. In this role, he managed strategic investment programs in more than 20 companies. Claude has also held senior management positions at Mitel Corporation and Leigh Instruments Ltd. Claude holds a bachelor of electrical engineering degree from Lakehead University in Ontario, Canada and has completed the Canadian Securities Course.

Executive Officers

Peter Allen, President & Chief Executive Officer.  Prior to joining DragonWave in 2004, Peter Allen was president and chief executive officer of Innovance Networks Inc., a private reconfigurable optical networking company. Prior to 2000, Peter was the vice-president of business development for the Optical Networks Division of Nortel Networks Inc. (“Nortel”), holding leadership responsibility for Nortel’s optical components business as well as business development responsibility for system activities. At Nortel, Peter led a 5,000-employee global operation spanning R&D, manufacturing and sales and marketing. Peter has also held managerial positions at Ford Motor Company and Rothmans International plc, and has lived and worked in North America, Europe and Africa.

Russell Frederick, Vice President, Chief Financial Officer and Secretary.  Prior to joining DragonWave in 2004, Russell Frederick was the chief operating officer and chief financial officer of Wavesat Wireless Inc. (“Wavesat”) (2000 to 2003). Prior to Wavesat, Russell was the chief financial officer of PRIOR Data Sciences Ltd. (1994 to 2000) where he played a key role in the management buy-out and subsequent sale of the company. Prior thereto, Russell was employed with Digital Equipment of Canada Ltd. in various financial roles. Russell holds a master of business administration degree in finance, as well as a bachelor of science degree from McMaster University in Hamilton, Ontario, Canada.

Brian McCormack, Vice President, Sales.  Prior to joining DragonWave in 2003, Brian McCormack held senior sales and marketing positions at SS8 Networks, Inc. (2002 to 2003), Teem Photonics Corporation (2001 to 2002), TelOptica Inc. (2001) and Avici Systems Inc. (1999 to 2001). At Avici Systems Inc., a recognized leader in the carrier-class switch/router market, Brian was senior vice president of worldwide sales. Prior to 1999, Brian held senior sales and marketing positions at Nortel, Cisco Systems, Inc. and DSC/Alcatel. Brian holds a bachelor of arts degree from St. Anselm College in Manchester, New Hampshire, United States.

Erik Boch, Founder, Vice President, R&D and Chief Technology Officer.  Prior to co-founding DragonWave in February 2000, Erik Boch held senior engineering or technical management positions at a number of communications and aerospace companies, namely Litton Systems Inc., ComDev International Ltd., Lockheed Martin Corporation and Newbridge. Erik has been involved in various aspects of microwave and millimetre wave subsystem and system design for more than 22 years. While at Newbridge, Erik became assistant vice president of the wireless systems group. Where he led the R&D team at Newbridge that introduced the first ATM-based fixed wireless access system in the industry. Erik has been published extensively in major networking publications, including Telephony, Microwave Journal, Wireless Review, Internet Telephony and America’s Network. Erik holds several approved RF design patents and numerous patents pending. Erik holds a bachelor and master degrees in electrical engineering from Carleton University, Ottawa, Ontario, Canada and is a registered professional engineer.

David Farrar, Founder & Vice President, Operations.  Prior to co-founding DragonWave in February 2000, David Farrar was employed by Newbridge, where he held senior management positions in product management, research and development, operations, and information technology. Prior to joining Newbridge, Dave was director of engineering at Synapse Corporation, a private data communications design company, and an engineering manager at Mitel Corporation. Dave holds a bachelor of science in electrical engineering from the University of Waterloo in Waterloo, Ontario, Canada.

Dr. Alan Solheim, Vice President, Product Management.  Prior to joining DragonWave in 2005, Alan Solheim was chief technology officer at Innovance Networks Inc. (“Innovance”) (2000-2004), a private reconfigurable optical networking company. Prior to Innovance, Alan was a vice president at Nortel, responsible for market strategy in the metro transport group. Alan has extensive experience in the telecommunications industry, notably working on six generations of fibre-optic transmission systems, and was the system design authority for Nortel’s OC-192 program. Alan holds 35 patents, has an additional 15 patent applications under review and is the principal or co-author of numerous papers published in respected industry journals. Alan holds a doctoral degree in electrical engineering from the University of Waterloo in Waterloo, Ontario, Canada and a bachelor degree in engineering from the University of Saskatchewan in Saskatoon, Saskatchewan, Canada.

9.2                               Bankruptcies, Penalties or Sanctions

Peter Allen, a director and President and Chief Executive Officer of the Company, was a director and the president of Innovance Inc. (“Innovance”), a private, venture capital funded company that developed photonics networking solutions. Alan Solheim, the Vice President, Product Management of the Company, was the chief technology officer of Innovance. On December 23, 2003, Innovance filed a Notice of Intent to make a proposal pursuant to Part III of the Bankruptcy and Insolvency Act (Canada) (the “BIA”). PricewaterhouseCoopers LLP consented to act as proposal trustee. On July 12, 2004, a majority of the creditors of Innovance voted to accept the proposal, and the proposal received court approval on September 16, 2004. The proposal trustee reported in the applicable court materials that there was no conduct of Innovance that was subject to censure, and no irregular facts to report in accordance with Section 173 of the BIA.

Terence Matthews, a director and principal shareholder of the Company, routinely invests in and acts as a director on the boards of businesses that are at an early stage of development and that, as a result, involve substantial risks. Dr. Matthews was a director of Ironbridge Networks Corporation, which went into receivership in January 2001 and West End Systems Corporation, which went into receivership in February 1999.

Carl Eibl, a director of the Company, was a director of TwinStar Systems, Inc. (“TwinStar”), a private start up company that developed tools for semiconductor fabrication facilities. TwinStar ceased operations in May 2005 and all of the assets of TwinStar were sold and a settlement with its creditors was completed by the end of August 2005.

None of the directors, officers or principal shareholders of the Company have been subject to a corporate cease trade or similar order.

ARTICLE 10:  INTERESTS OF MANAGEMENT AND OTHERS
IN MATERIAL TRANSACTIONS

Convertible Debt and Warrants Issued to Investors

Between October 12, 2005 and November 7, 2006, the Company borrowed funds from a group of its shareholders comprised of Enterprise Partners V, L.P. and Enterprise Partners VI, L.P. (together “Enterprise”), Wesley Clover International Corporation (“WCIC”), Venture Coaches Fund L.P. (“Venture Coaches”), The Business, Engineering, Science & Technology Discoveries Fund Inc., VentureLink Brighter Future Fund Inc. and William Sinclair. Three of these lenders had nominees on the Board of Directors of the Company, namely, Carl Eibl of Enterprise, Terence Matthews of WCIC, a wholly-owned subsidiary of Terence Matthews, and Claude Haw of Venture Coaches.  As of April 19, 2007, the Company owed the lenders a total of $13,378,472, consisting of $12.5 million in principal and $878,472 in accrued interest.  On the closing of the Company’s initial public offering on April 19, 2007, all principal and interest owed to these lenders was converted into an aggregate of 3,763,283 common shares (representing a 10% discount to the price per common share of the initial public offering). As an inducement to extend the above referenced credit to the Company, each lender was also granted a warrant to purchase that number of common shares equal to X/Y, where is X is equal to 6% of the principal amount advanced by the lender and Y is equal to $3.95, at an exercise price of $3.55 per share. The warrants expire on April 19, 2010.

Kanata Research Park Corporation

The principal office of the Company at 411 Legget Drive, Ottawa, Ontario is leased by the Company from Kanata Research Park Corporation (“KRPC”) pursuant to a lease dated February 14, 2000, as most recently amended on October 25, 2006. The term of this lease expires on November 30, 2011. The Company currently leases approximately 25,926 square feet of rentable space. Aggregate lease payments (base rent and all other rent and charges) are approximately $595,000 per annum. The Company also leases a warehouse facility at 362 Terry Fox Drive, Ottawa, Ontario, from KRPC pursuant to a lease dated August 30, 2006, as most recently amended on October 23, 2008. The term of this lease expires on October 31, 2009. These premises consist of approximately 6,737 square feet of rentable space. Aggregate annual lease payments (base rent and all other rent and charges) are approximately $138,600. Additional warehouse space (2,700 square feet)  located at 349 Terry Fox Drive, has been leased from KRPC on a six-month lease effective February 1, 2008 and month-to-month thereafter.  Total rent payments for the year are estimated at $21,400. The Company believes that the terms of its leases reflect fair market terms and payment provisions at the times that the leases were negotiated. KRPC is a corporation wholly-owned by Terence Matthews, a director of the Company.

BreconRidge Corporation

On November 4, 2005, the Company entered into a supply agreement with BreconRidge (the “Supply Agreement”). Pursuant to the Supply Agreement, BreconRidge has agreed to provide the Company with production and pre-production products and related services which may included prototype development and manufacturing, pre-production and production product manufacturing for materials by way of purchase orders and forecasts from the Company. In fiscal 2009, the Company purchased manufacturing and other services in the approximate amount of $14.1 million from BreconRidge. The Company negotiated the terms of the Supply Agreement on an arm’s-length basis and Management believes that the terms reflect market terms and payment provisions. The Company has no minimum purchase commitments pursuant to the Supply Agreement. Upon request from the Company, BreconRidge provides the Company with price quotations for pre-production and production products and services. If such quotation is acceptable to the Company, the Company then issues purchase orders to BreconRidge based on the pricing set forth in the quotation. The Supply Agreement provides that, so long as DragonWave has established approved credit terms with BreconRidge, purchase orders submitted by DragonWave are paid within 30 days from the date of invoice. The term of the Supply Agreement is continuous until termination. Either the Company or BreconRidge may terminate the Supply Agreement on 30 days notice. Terence Matthews, a director of the Company, owns a significant equity interest in BreconRidge and is a member of BreconRidge’s board of directors.

Wesley Clover Corporation

The Company also purchased services from Wesley Clover Corporation, a company controlled by Terence Matthews, a director of the Company.  Total net service purchases in the year ending February 28, 2009 was $204,504 as compared to $100,000 in fiscal 2008. These purchases have been recorded in sales & marketing expenses in the financial statements of the Company for fiscal 2009.

ARTICLE 11:  LEGAL PROCEEDINGS

It is common in the Company’s industry to receive notices alleging patent infringement arising in the normal course of business. The Company has set up internal procedures to deal with such notices, which include assessing the merits of each notice and seeking, where appropriate, a business resolution. Where a business resolution cannot be reached, litigation may be necessary. The ultimate outcome of any litigation is uncertain, and regardless of outcome, litigation can have an adverse impact on the Company’s business because of defence costs, negative publicity, diversion of management resources and other factors. The Company’s failure to obtain any necessary license or other rights on commercially reasonable terms, or otherwise, or litigation arising out of intellectual property claims could materially adversely affect the Company’s business. For the fiscal year ended February 28, 2009 and as of the date of this Annual Information Form, the Company is not party to any litigation that the Company believes is material to the Company’s business.

ARTICLE 12:  TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Company’s common shares in Canada is Computershare Investor Services Inc. at its principal offices at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, M5J 2Y1, Canada.

ARTICLE 13: MATERIAL CONTRACTS

On January 29, 2009, DragonWave’s Board of Directors approved a Shareholder Rights Plan Agreement (the “Rights Plan”) between DragonWave and Computershare Investor Services Inc. which is designed to encourage the fair and equal treatment of shareholders in connection with any take-over bid for the outstanding securities of the Company.  The Rights Plan is intended to provide DragonWave’s Board of Directors with adequate time to assess a take-over bid, to consider alternatives to a take-over bid as a means of maximizing shareholder value, to allow competing bids to emerge, and to provide the Company’s shareholders with adequate time to properly assess a take-over bid without undue pressure.

Under the terms of the Rights Plan, one right (a “Right”) was issued by the Company in respect of each outstanding common share of the Company at the close of business on January 29, 2009 and one Right will be issued in respect of each common share issued thereafter (subject to the terms of the Rights Plan).  The Rights issued under the Rights Plan become exercisable only if a person acquires or announces its intention to acquire 25% or more of the common shares of the Company without complying with the

“permitted bid” provisions of the Rights Plan or without the approval of the Company’s Board of Directors.  Should such an acquisition occur, Rights holders (other than the acquiring person or related persons) can effectively purchase $2 worth of Common Shares for $1 at the time the Rights become exercisable.

Although effective as of January 29, 2009, the Rights Plan is subject to ratification by the Company’s shareholders within six months of such effective date. If not ratified within six months from January 29, 2009, the Rights Plan and all of the Rights outstanding at the time will terminate. So long as the Rights Plan is ratified by the Company’s shareholders within six months from the effective date, the Rights Plan will terminate as of the date of the Company’s 2012 annual meeting of shareholders unless the Rights Plan is extended by the Board of Directors of DragonWave and ratified by the Company’s shareholders at the Company’s 2012 annual meeting of shareholders.  The complete Rights Plan is available on SEDAR at www.sedar.com.  The Company will request ratification of the Rights Plan at its Annual and Special Meeting of Shareholders scheduled for June 9, 2009.

The Company did not enter into any material contracts out of the ordinary course of business during the fiscal year ended February 28, 2009 other than the Rights Plan.

ARTICLE 14:  EXPERTS

14.1                        Names of Experts

The Consolidated Financial Statements of the Company for the year ended February 28, 2009 (the “Financial Statements”) filed under National Instrument 51-102 - Continuous Disclosure, portions of which are incorporated by reference in this Annual Information Form, have been audited by Ernst & Young LLP (“E&Y”).  The Financial Statements can be found on SEDAR at www.sedar.com.

14.2                        Interests of Experts

The Company’s auditors, E&Y, report that they are independent of the Company in accordance with the rules of professional conduct of the Institute of Chartered Accountants of Ontario.

ARTICLE 15:  AUDIT COMMITTEE

15.1                        Audit Committee Charter

Attached as Schedule 15.1 is the charter for the Company’s Audit Committee.

15.2                        Composition of the Audit Committee

The members of the audit committee are Claude Haw (Chair), Ake Persson and Gerry Spencer.  Each member of the audit committee is independent and financially literate.

15.3                        Relevant Education and Experience of Members of the Audit Committee

Name	Relevant Education and Experience

Claude Haw

Claude Haw is President and Chief Executive Officer and a board member of OCRI, Ottawa’s lead economic development organization. He is also founder and managing partner of Venture Coaches Services Ltd., an Ottawa-based venture capital firm providing venture capital for technology companies. He has served as president and board member of Venture Coaches Services Limited, Venture Coaches Limited and Venture Coaches Capital Corporation since 2000. From 2003 to early 2007, Claude was also a general partner at Skypoint Capital Corporation, an Ottawa-based venture capital firm. Prior to Venture Coaches, Claude held a number of executive positions at Newbridge Networks Corporation (“Newbridge”), including general manager, ATMnet Business Unit where he had profit and loss responsibility for the global unit. In addition at Newbridge, he also had the position of vice-president of corporate business development where he managed the strategic investment programs for more than 20 companies. Claude has also held senior management positions at Mitel Corporation and Leigh Instruments Ltd. Claude holds a bachelor of electrical engineering degree from Lakehead University in Ontario, Canada and has completed the Canadian Securities Course. Claude served as a board member of Meriton Networks Corporation from 2000 to 2009 (also compensation committee and chairman from 2002), TrueContext Corporation from 2003 to 2007 (compensation and audit committees), Mindtrust Inc. from 2001 to 2009, Elliptic Semiconductor from 2008 to 2009, Energate Inc from 2008 to 2009, and 3324699 Canada Inc. (Severn Bridge Investments) since 1998. He has also served as a board member for Accedian Networks (also audit and compensation committees), Spotwave Networks, Teradici Corporation (also compensation committee), TimeStep Corporation, The Ottawa Network and the Canadian Venture Capital Association (CVCA). Claude has been a member of the compensation and audit committees at DragonWave since November 2003.

Ake Persson

Ake Persson, who retired from Telefonaktiebolaget LM Ericsson (“Ericsson”) in 2004, was a member of the Ericsson group executive management team. He held a variety of executive positions in the Ericsson group, most recently prior to retiring as the president of business unit CDMA Systems and president of Ericsson Wireless Communications Inc. in San Diego, California. Ake has, during his time with Ericsson, established and managed several business units including the business units for Cellular, Two-Way Radio, Vehicular Electronics and Wireless Voice and Data Systems. Ake has served as a board member and chairman of several Ericsson companies around the world and has been instrumental in forming strategic business alliances with other leading vendors and partners in the telecom and IT industries. Ake has served on the board of Axesstel Inc. (Amex:AFT) as a member of the audit and governance/nomination committees. He is the chairman of the board at Sky Mobilemedia Inc. and serves on the board of advisors to Rayspan Inc. and is a member of the advisory board of the Jacob’s School of Engineering at the University of California San Diego. Ake holds a bachelor of science degree from the University of Uppsala, Sweden. Ake has been a member of the Company’s audit committee since June 2006.

Name	Relevant Education and Experience

Gerry Spencer

Gerry Spencer retired as senior vice president of British Telecommunications plc (“BT”) in late 2000 after a career of nearly 30 years in finance, product management, marketing, sales and business development. During his final 6 years with BT, he served on the board of BT Global plc, with particular responsibility for international wholesale and marketing. Since retiring, Gerry has assumed consulting and advisory roles in international wholesale strategy and profitability (both switched minutes and IP streams), local networking, network equipment supply and business customer equipment and applications. Currently, Gerry is a member on a number of boards. Gerry is the chairman of the board as well as the chair of the compensation committee and sits on the audit committee of AT Communications PLC. Gerry is a member of the compensation committee of Redstone PLS. Gerry is also a director of NewHeights and is a member of the chairman’s advisory board at Wesley Clover Corporation. Gerry is a graduate of Cambridge University in the United Kingdom. Gerry has been a member of the Company’s audit committee since June 2006.

15.4                        Pre-Approval Policies and Procedures

The audit committee has delegated to the Chair of the committee the authority to act on behalf of the committee between meetings of the committee with respect to the pre-approval of audit and permitted non-audit services provided by E&Y from time to time.  The Chair reports on any such pre-approval at each meeting of the committee.

15.5                        External Auditor Service Fees

The following table sets out the fees billed to DragonWave by E&Y and its affiliates for professional services in each of the years ended February 29, 2008 and February 28,2009.  During these years, E&Y was the Company’s only external auditor.

	Year Ended
Category	February 28, 2009	February 29, 2008
Audit Fees	$125,400	$232,344
Audit Related Fees	$60,210	$7,805
Tax Fees	$38,240	$13,487
All Other Fees	$34,410	$53,743
Total	$258,260	$307,379

ARTICLE 16:  ADDITIONAL INFORMATION

Additional financial information is provided in DragonWave’s comparative financial statements and management’s discussion and analysis for the year ended February 28, 2009.

A copy of the above-mentioned financial statements and management’s discussion and analysis for the year ended February 28, 2009, as well as this Annual Information Form, may be found on SEDAR at www.sedar.com and otherwise may be obtained upon request from Investor Relations, at the Company’s head office:

DragonWave Inc.

Suite 600-411 Legget Drive

Ottawa, Ontario K2K 3C9

Telephone Investor Relations: 1 613 599 9991

Fax: 1 613 599 4225

E-Mail: investor@dragonwaveinc.com

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under the Company’s equity compensation plans will be contained in the Company’s Management Information Circular to be distributed in advance of the next annual general meeting of shareholders.

Additional information relating to the Company may also be found on SEDAR at www.sedar.com and at the Company’s website at www.dragonwaveinc.com.

SCHEDULE 15.1

DRAGONWAVE INC.

AUDIT COMMITTEE CHARTER

1.                                      Policy Statement

It is the policy of DragonWave Inc. (the “Corporation”) to establish and maintain an audit committee (the “Audit Committee”) to assist the directors (individually a “Director” and collectively the “Board”) of the Corporation in carrying out the Board’s oversight responsibility for the internal controls, financial reporting and risk management processes of the Corporation.  The Audit Committee shall be provided with resources commensurate with the duties and responsibilities assigned to it by the Board including appropriate administrative support.  If determined appropriate by the Audit Committee, it shall have the discretion to institute investigations of improprieties, or suspected improprieties within the scope of its responsibilities, including the standing authority to retain special counsel or other experts.  The Audit Committee shall have unrestricted access to the Corporation’s external auditors, is authorized to seek any information that it requires from any employee and all employees are directed to co-operate with any request made by the Audit Committee.

2.                                      Composition of Committee

(a)                                  The Audit Committee shall be established by a resolution of the Board.  The Audit Committee shall consist of a minimum of three (3) Directors. The Board shall appoint the members of the Audit Committee and may seek the advice and assistance of the Nominating and Governance Committee in identifying qualified candidates. The Board shall appoint one member of the Audit Committee to be the Chairman of the Audit Committee. The Chairman of the Audit Committee shall have such accounting or related financial management expertise as the Board may determine in its business judgment to be required in order to properly perform the duties of the Chairman.

(b)                                 Each member of the Audit Committee must be a Director who is independent and financially literate within the meaning of (and subject to the exemptions and other provisions set out in) applicable laws, rules and regulations, and stock exchange requirements (collectively “Applicable Laws”).  In this Charter, the terms “independent” and “financially literate” includes the meanings given to similar terms by Applicable Laws, including the terms “non-executive”, “outside” and “unrelated” to the extent such terms are applicable under Applicable Laws.

(c)                                  A Director appointed by the Board to the Audit Committee shall be a member of the Audit Committee until replaced by the Board or until his or her resignation.

(d)                                 If an Audit Committee member serves on the audit committees of more than three public corporations, including the Corporation, the Board must determine that such service would not impair the ability of the member to effectively serve on the Audit Committee and disclose such determination in the annual proxy circular.

3.                                      Meetings of the Committee

(a)                                  The Audit Committee shall convene a minimum of four times each year at such times and places as may be determined by the Chairman of the Audit Committee, and whenever a meeting is requested by the Board, a member of the Audit Committee, the auditors or senior management of the Corporation. Scheduled meetings of the Audit Committee shall correspond with the review of the quarterly and year-end financial statements and management discussion and analysis.

(b)                                 Notice of each meeting of the Audit Committee shall be given to each member of the Audit Committee and to the auditors of the Corporation, who shall be entitled to attend each meeting of the Audit Committee and shall attend whenever requested to do so by a member of the Audit Committee.

(c)                                  Notice of a meeting of the Audit Committee shall:

(i)	be in writing, which includes electronic communication facilities;

(ii)	state the nature of the business to be transacted at the meeting in reasonable detail;

(iii)	to the extent practicable, be accompanied by a copy of any documentation to be considered at the meeting; and

(iv)	be given at least two business days prior to the time stipulated for the meeting or such shorter period as the members of the Audit Committee may permit.

(d)                                 A quorum for the transaction of business at a meeting of the Audit Committee shall consist of a majority of the members of the Audit Committee. However, it shall be the practice of the Audit Committee to require review, and, if necessary, approval of important matters by all members of the Audit Committee.

(e)                                  A member or members of the Audit Committee may participate in a meeting of the Audit Committee by means of such telephonic, electronic or other communication facilities as permits all persons participating in the meeting to communicate with each other. A member participating in such a meeting by any such means is deemed to be present at the meeting.

(f)                                   In the absence of the Chairman of the Audit Committee, the members of the Audit Committee shall choose one of the members present to be chairman of the meeting. In addition, the members of the Audit Committee shall choose one of the persons present to be the secretary of the meeting.

(g)                                The Audit Committee may invite such persons to attend meetings of the Audit Committee as the Audit Committee considers appropriate, except to the extent exclusion of certain persons is required pursuant to this Charter or by Applicable Laws.

(h)                                The Audit Committee may invite the external auditors to be present at any meeting of the Audit Committee and to comment on any financial statements, or on any of the financial aspects, of the Corporation.

(i)                                    The Audit Committee (i) shall meet with the external auditors separately from individuals other than the Audit Committee and (ii) may meet separately with management of the Corporation.

(j)                                    Minutes shall be kept of all meetings of the Audit Committee and shall be signed by the chairman and the secretary of the meeting.  The chairman of the Audit Committee shall circulate the minutes of the meetings of the Audit Committee to all members of the Board.

4.                                      Duties and Responsibilities of the Committee

(a)                                  The primary duties and responsibilities of the Audit Committee are to:

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(i)                                    identify and monitor the management of the principal risks that could impact the financial reporting of the Corporation;

(ii)                                 monitor the integrity of the Corporation’s financial reporting process and system of internal controls regarding financial reporting and accounting compliance;

(iii)                             monitor the independence, objectivity and performance of the external auditors;

(iv)                             deal directly with the external auditors to approve external audit plans, other services (if any) and fees;

(v)                                directly oversee the external audit process and results (in addition to items described in subsection 4(d) below);

(vi)                             provide an avenue of communication between the external auditors, management and the Board;

(vii)                          review annually with management of the Corporation the anti-fraud and risk assessment programs of the Corporation;

(viii)                      carry out a review designed to ensure that an effective “whistle blowing” procedure exists to permit stakeholders to express any concerns regarding accounting or financial matters to an appropriately independent individual; and

(ix)                              oversee all pension and retirement benefit plans if and when established.

(b)                                 The Audit Committee shall have the authority to:

(i)	inspect any and all of the books and records of the Corporation and its subsidiaries;

(ii)

discuss with the management of the Corporation and its subsidiaries, any affected party and the external auditors, such accounts, records and other matters as any member of the Audit Committee considers appropriate;

(iii)	engage independent counsel and other advisors as it determines necessary to carry out its duties; and

(iv)	set and pay the compensation for any advisors engaged by the Audit Committee.

(c)                                  The Audit Committee shall, at the earliest opportunity after each meeting, report to the Board the results of its activities and any reviews undertaken and make recommendations to the Board as considered appropriate.

(d)                                 The Audit Committee shall:

(i)                               review the audit plan with the external auditors and with management;

(ii)         discuss with management and the external auditors any proposed changes in major accounting policies or principles, the presentation and impact of material risks and uncertainties and key estimates and judgements of management that may be material to financial reporting;

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(iii)                             review with management and with the external auditors material financial reporting issues arising during the most recent financial period and the resolution or proposed resolution of such issues;

(iv)                             review any problems experienced or concerns expressed by the external auditors in performing any audit, including any restrictions imposed by management or any material accounting issues on which there was a disagreement with management;

(v)                                review with senior management the process of identifying, monitoring and reporting the principal risks affecting financial reporting;

(vi)                             review the audited annual financial statements (including management discussion and analysis) and related documents in conjunction with the report of the external auditors and obtain an explanation from management of all material variances between comparative reporting periods;

(vii)                         consider and review with management, the internal control memorandum or management letter containing the recommendations of the external auditors and management’s response, if any, including an evaluation of the adequacy and effectiveness of the internal financial controls of the Corporation and subsequent follow-up to any identified weaknesses;

(viii)                       review with financial management and the external auditors the quarterly unaudited financial statements and management discussion and analysis before release to the public;

(ix)                              before release, review and if appropriate, recommend for approval by the Board, all public disclosure documents containing audited or unaudited financial information, including any prospectuses, annual reports, annual information forms, management discussion and analysis and press releases, focusing particularly on:

A                                      any changes in accounting policies and practices;

B                                        any important areas where judgment must be exercised;

C                                        significant adjustments resulting from the audit;

D                                       the going concern assumption, if any;

E                                         compliance with accounting standards; and

F                                         compliance with stock exchange and legal requirements;

(x)                                  oversee the financial affairs of the Corporation and its subsidiaries, and, if deemed appropriate, make recommendations to the Board, external auditors or management.

(e)                                  The Audit Committee shall:

(i)                                   evaluate the independence and performance of the external auditors and annually recommend to the Board the appointment of the external auditors or the discharge of the external auditor when circumstances are warranted and the compensation of the external auditor;

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(ii)                                consider the recommendations of management in respect of the appointment and terms of engagement of the external auditor;

(iii)                             pre-approve all non-audit services to be provided to the Corporation or its subsidiaries by its external auditors, or the external auditors of subsidiaries of the Corporation, subject to the overriding principle that the external auditors not be permitted to be retained by the Corporation to perform internal audit outsourcing services or financial information systems services; provided that notwithstanding the above, the foregoing pre-approval of non-audit services may be delegated to a member of the Audit Committee, with any decisions of the member with the delegated authority reporting to the Audit Committee at the next scheduled meeting;

(iv)                            approve the engagement letter for non-audit services to be provided by the external auditors or affiliates thereof together with estimated fees, and consider the potential impact of such services on the independence of the external auditors;

(v)                                 when there is to be a change of external auditors, review all issues and provide documentation related to the change, including the information to be included in the notice of change of auditors and documentation required pursuant to the then current legislation, rules, policies and instruments of applicable regulatory authorities and the planned steps for an orderly transition period; and

(vi)                              review all reportable events, including disagreements, unresolved issues and consultations, as defined by Applicable Laws, on a routine basis, whether or not there is to be a change of the external auditors.

(f)                                    The Audit Committee shall enquire into and determine the appropriate resolution of any conflict of interest in respect of audit or financial matters which are directed to the Audit Committee by any member of the Board, a shareholder of the Corporation, the external auditors or senior management.

(g)                                 The Audit Committee shall periodically review with management the need for an internal audit function.

(h)                                 The Audit Committee shall review the accounting and reporting of costs, liabilities and contingencies of the Corporation.

(i)                                     The Audit Committee shall establish and maintain procedures for:

(i)                                   the receipt, retention and treatment of complaints received by the Company  regarding accounting controls or auditing matters;

(ii)                                the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or audit matters; and

(iii)                             reviewing arrangements by which staff of the Corporation may, in confidence, raise concerns about possible improprieties in matters of financial reporting and ensuring that arrangements are in place for proportionate and independent investigation and follow-up action.

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(j)            The Audit Committee shall review all related party transactions and discuss the business rationale for these transactions and determine whether appropriate disclosures have been made.

(k)           The Audit Committee shall establish a policy for release of earnings press releases as well as for the release of financial information and earnings guidance provided to analysts and rating agencies.

(l)            The Audit Committee shall discuss with management the Corporation’s process for performing its quarterly certifications pursuant to Multilateral Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings.

(m)          The Audit Committee shall discuss the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

(n)           The Audit Committee shall review the Corporation’s compliance and ethics programs, including consideration of legal and regulatory requirements, and shall review with management its periodic evaluation of the effectiveness of such programs.

(o)           The Audit Committee shall review the Corporation’s code of conduct and programs that management has established to monitor compliance with such code.

(p)           The Audit Committee shall establish, monitor and review policies and procedures for internal accounting, financial control and management information.

(q)           The Audit Committee shall review and approve the Corporation’s hiring policies regarding employees and former employees of the present and former external auditors.

(r)            The Audit Committee shall receive any reports from legal counsel of evidence of a material violation of securities laws or breaches of fiduciary duty by the Corporation.

(s)           The Audit Committee shall review with the Corporation’s legal counsel, on no less than an annual basis, any legal matter that could have a material impact on the Corporation’s financial statements and any enquiries received from regulators or government agencies.

(t)            The Audit Committee shall assess, on an annual basis, the adequacy of this Charter and the performance of the Audit Committee.

Approved by the Directors on February 23, 2007.

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